Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. · Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	ashoemaker@oxfordinc.com
FOR IMMEDIATE RELEASE
March 5, 2009
Oxford Industries Reports Preliminary Fourth Quarter Results and Other Items
— Expects Modest Fourth Quarter Operating Profit, Exclusive of Unusual Items —
— Expects Non-Cash Impairment Charges of $275 million to $325 million —
— Reports $113 million of Availability under U.S. Revolving Credit Agreement —
— Repurchases $33.2 million of Senior Notes —
ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced that, after the market close on March 30, 2009, it plans to report results for its fiscal fourth quarter and year ended January 31, 2009. Excluding unusual items, the Company expects to post a modest profit during the fourth quarter on sales of approximately $200 million, consistent with its December 9, 2008 guidance.
Due to the continued deterioration in the general economic environment, the decline in the Company’s market capitalization and other factors, the Company anticipates that its required impairment evaluation under GAAP will result in a significant impairment of goodwill and other intangible assets. While the Company has not yet completed this evaluation, it currently estimates a non-cash impairment charge to fourth quarter earnings before income taxes of $275 million to $325 million associated with the write-down of these assets. The non-cash impairment of goodwill and other intangible assets is expected to have no impact on the Company’s operations, liquidity or compliance with the financial covenants under its debt agreements. At fiscal year end, the Company’s availability under its revolving credit facility was approximately $113 million.
In addition, as a result of decreased inventory levels during the year, the Company anticipates a LIFO gain of approximately $6 million before taxes.
The Company also announced that over the course of the fiscal fourth quarter it paid $25.0 million to repurchase a face-value of $33.2 million of its 8.875% senior notes. The Company funded the repurchase with borrowings under its U.S. revolving credit facility.

The repurchase of senior notes is expected, after associated fees and expenses, to create a pre-tax gain in the quarter of approximately $7.8 million and, at the rate currently applicable under the credit agreement, to save the Company in excess of $2.2 million of annual interest expense.
J. Hicks Lanier, Chairman and Chief Executive Officer, commented, “We are fortunate to have the financial resources and flexibility to take advantage of this repurchase opportunity and improve our capital structure. We continue to be guided by sound operating principles that will protect the integrity of our brands. Throughout the year, our focus on controlling and reducing expenses and tightly managing working capital contributed to excellent free cash flow and liquidity.”
About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene® and Dockers® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company operates retail stores, restaurants and Internet websites for some of its brands. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding general and regional economic conditions, including those that affect consumer demand and spending, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, costs of products and raw materials we purchase, expected outcomes of pending or potential litigation and regulatory actions, and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-KT for the eight month transition period ended February 2, 2008 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.